Exhibit 8.1

List of Subsidiaries of Telecom Argentina S.A.

Subsidiary	Jurisdiction of incorporation	Telecom Argentina’s direct/indirect interest in capital stock and votes	Name under which the subsidiary does business
Telefónica Móviles de Argentina S.A.	Argentina	99.999625%	Telefónica Móviles
Micro Sistemas S.A.	Argentina	100.00%	Micro Sistemas
Manda S.A.	Argentina	100.00%	Manda
Red Intercable Satelital S.A.U.	Argentina	100.00%	RISSAU
Inter Radios S.A.U.	Argentina	100.00%	Inter Radios
PEM S.A.U.	Argentina	100.00%	PEM
Cable Imagen S.R.L.	Argentina	100.00%	Cable Imagen
Personal Smarthome S.A.	Argentina	100.00%	Personal Smarthome
NYS2 S.A.U.	Argentina	100.00%	NYS2
Teledifusora San Miguel Arcángel S.A.	Argentina	100.00%	TSMA
Telefónica Ingeniería de Seguridad de Argentina S.A.U.	Argentina	99.999625%	TISAU
Ubiquo Chile Spa	Chile	95.00%	Ubiquo
Núcleo S.A.E.	Paraguay	67.50%	Núcleo
Personal Envíos S.A.	Paraguay	67.50%	Personal Envíos
CrediPay S.A.	Paraguay	67.50%	CrediPay
Televisión Dirigida S.A.	Paraguay	100.00%	Televisión Dirigida
Adesol S.A.	Uruguay	100.00%	Adesol
Opalker S.A.	Uruguay	100.00%	Opalker
Telemas S.A.	Uruguay	100.00%	Telemas
Micro Fintech Holding LLC	USA	100.00%	Micro Fintech Holding
Naperville Investment LLC	USA	100.00%	Naperville
Saturn Holding LLC	USA	100.00%	Saturn
Telecom Argentina USA Inc.	USA	100.00%	Telecom Argentina USA